Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 2nd quarter earnings

NEW ALBANY, Ind. (July 21, 2005) - Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the second quarter ended June 30, 2005. The following tables summarize the Company's second quarter results (in thousands, except per share data):

                                   Quarter Ended,              Quarter Ended
                                      June 30,          Percent    March 31,   Percent
                                  2005       2004        Change     2005        Change
                                  ----       ----        ------     ----        ------
Net income ..................   $    924   $    605       52.7%   $    782       18.2%
Net income per share, basic .   $   0.35   $   0.23       52.2    $   0.30       16.7
Net income per share, diluted   $   0.35   $   0.23       52.2    $   0.29       20.7


                                  Six Months Ended,
                                        June 30,           Percent
                                    2005       2004        Change
                                    ----       ----        ------
Net income ....................   $  1,706   $  1,212       40.8%
Net income per share, basic ...   $   0.65   $   0.46       41.3
Net income per share, diluted .   $   0.64   $   0.46       39.1

                                      June 30,          Percent  December 31,    Percent
                                  2005       2004        Change     2004         Change
                                  ----       ----        ------     ----         ------
Total assets ................   $635,294   $556,368       14.2%   $590,066        7.7%
Loans, net ..................    489,939    408,161       20.0     450,676        8.7
Total deposits ..............    438,700    390,350       12.4     411,306        6.7
Non-interest bearing deposits     48,002     46,508        3.2      43,837        9.5

Net income for the three and six months ended June 30, 2005 improved 52.7% and 40.8%, respectively, from the same periods in 2004 primarily because of an improving net interest margin and a $217,000 gain, net of related tax impacts, on the disposition of an equity stock position it held in a company that provides data processing services to the banking industry. The equity stock had been purchased as a condition of a contractual relationship in which the data processing company provided data processing services to a subsidiary of the Company. This disposition resulted from the acquisition of the data processing provider by a third party organization. Total assets grew 14.2% from June 30, 2004 to $635.3 million at June 30, 2005.

"We are very pleased with our growth in total loans and deposits. Our commitment to superior service is reflected in our growth in deposits over the last few years. Our team members have worked diligently to provide the excellent customer service that has allowed us to grow at above market and national rates for the last few years. We are obviously happy that our strong balance sheet growth is now translating into improving profitability," stated James D. Rickard, President and Chief Executive Officer. "Our net interest margin was hurt by the low interest rate environment in the early part of this decade, but now that short-term interest rates are rising we are seeing an improvement in our net interest margin." The Company's net interest margin increased to 3.02% for the three months ended June 30, 2005 as compared to 2.87% for the same period in 2004. "Our overriding strategic initiative is to grow loans and deposits profitably by offering the very best in customer service. Our results demonstrate that we are achieving that strategic initiative. We will work hard to ensure that we continue on our current path," Mr. Rickard added.

Asset Quality

                                                       June 30,    December 31,   June 30,
                                                         2005          2004         2004
                                                         ----          ----         ----
Non-performing loans to total loans ................        0.40%         0.35%        0.64%
Non-performing assets to total loans ...............        0.42          0.37         0.78
Net loan charge-offs to average loans (1) ..........       (0.04)         0.15         0.06
Allowance for loan losses to total loans ...........        1.06          0.99         1.12
Allowance for loan losses to non-performing loans ..         268           285          175
Classified loans ...................................   $  17,254     $  12,480    $  20,420
Impaired loans .....................................   $     836     $     780    $     715

(1) Net loan charge-offs to average loans as of June 30, 2005 and June 30, 2004 are presented on an annualized basis.

Provision for loan losses was $105,000 more than the same quarter last year, primarily as a result of strong loan growth in the first six months of 2005 and an increase in classified and impaired loans from June 30, 2004.

Non-Interest Income

                                                          Quarter Ended
                                                              June 30,              Percent
(Dollars in thousands)                                    2005          2004         Change
                                                          ----          ----         ------
Service charges on deposit accounts ................   $     619     $     484         27.9%
Commission income ..................................          18            15         20.0
Gain on sale of mortgage loans .....................         131            59        122.0
Loan servicing income, net of amortization .........          10            20        (50.0)
Increase in cash surrender value of life insurance .         134           122          9.8
Other ..............................................          36            44        (18.2)
                                                       ---------    ---------
   Subtotal ........................................         948           744         27.4
Gain on sale of available for sale securities ......          --            50       (100.0)
Gain on disposition of equity stock ................         329            --          *
                                                       ---------    ---------
   Total ...........................................   $   1,277     $     794         60.8%
                                                       =========    =========

*     Not meaningful.

Deposit service charges increased 27.9% primarily because of the growth in the number of non-interest checking accounts over the last year. Gain on sale of mortgage loans increased 122.0% from the second quarter of 2004 primarily because the Company has increased its focus on this area of its business, hiring an experienced mortgage executive with the stated objective of increasing the Company's market share in its market areas. As mentioned previously, the Company realized a $329,000 gain on the disposition of equity stock.

Non-Interest Expense

                                                          Quarter Ended
                                                              June 30,               Percent
(Dollars in thousands)                                    2005         2004           Change
                                                          ----         ----           ------
Salaries and employee benefits .....................   $   2,199     $   1,804         21.9%
Occupancy ..........................................         307           273         12.5
Equipment ..........................................         288           339        (15.0)
Data processing ....................................         454           331         37.2
Marketing and advertising ..........................         195           108         80.6
Other ..............................................         588           474         24.1
                                                       ---------    ---------
   Total ...........................................   $   4,031     $   3,329         21.9%
                                                       =========    =========

Salaries and employee benefits increased because of the addition of commercial sales staff in Jefferson County, Kentucky, incremental loan operations personnel to support the Company's loan growth over the last year, and an increase in mortgage sales and operations personnel as the Company is currently re-engineering its mortgage loan operations to improve its competitive position within the metropolitan Louisville market.

Data processing expense increased primarily because of costs associated with incremental core data processing services.

Marketing advertising expense increased primarily due to the development and implementation of a more focused marketing plan for 2005.

Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2004 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

                                                             June 30,     December 31,
                                                               2005          2004
                                                            -----------   ------------
                                                                 (In thousands)
ASSETS
Cash and due from banks                                     $    16,667   $    10,473
Interest bearing deposits in other financial institutions           795         1,859
Securities available for sale, at fair value                     87,255        90,152
Loans held for sale                                               2,237         1,348
Loans, net                                                      489,939       450,676
Premises and equipment, net                                      11,285        11,548
Other assets                                                     27,116        24,010
                                                            -------------------------
     Total Assets                                           $   635,294   $   590,066
                                                            =========================

LIABILITIES
Deposits
     Non-interest bearing                                   $    48,002   $    43,837
     Interest bearing                                           390,698       367,469
                                                            -------------------------
         Total deposits                                         438,700       411,306
Short-term borrowings                                            64,312        43,629
Federal Home Loan Bank advances                                  78,000        82,000
Subordinated debentures                                           7,000         7,000
Other liabilities                                                 4,403         3,350
                                                            -------------------------
     Total Liabilities                                          592,415       547,285
                                                            -------------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                                             42,879        42,781
                                                            -------------------------
     Total Liabilities and Stockholders' Equity             $   635,294   $   590,066
                                                            =========================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

                                  Three Months Ended             Six Months Ended
                                        June 30,                      June 30,
                                ------------------------      ------------------------
                                  2005            2004          2005           2004
                                ---------      ---------      ---------      ---------
                                (In thousands, except per     (In thousands, except per
                                      share data)                     share data)
Interest income                 $   8,527      $   6,692      $  16,466      $  13,214
Interest expense                    4,082          3,068          7,752          6,128
                                ------------------------------------------------------
Net interest income                 4,445          3,624          8,714          7,086
Provision for loan losses             465            360            875            720

                                  Three Months Ended             Six Months Ended
                                        June 30,                      June 30,
                                ------------------------      ------------------------
                                  2005            2004          2005           2004
                                ---------      ---------      ---------      ---------
                                (In thousands, except per     (In thousands, except per
                                      share data)                     share data)

Non-interest income                 1,277            794          2,153          1,613
Non-interest expense                4,031          3,329          7,746          6,503
                                ------------------------------------------------------
Income before income taxes          1,226            729          2,246          1,476
Income tax expense                    302            124            540            264
                                ------------------------------------------------------
Net income                      $     924      $     605      $   1,706      $   1,212
                                ======================================================
Basic earnings per share        $    0.35      $    0.23      $    0.65      $    0.46
Diluted earnings per share      $    0.35      $    0.23      $    0.64      $    0.46
                                ======================================================